Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ADOPTS STOCKHOLDER RIGHTS PLAN

TO PROTECT THE VALUE OF ITS NET OPERATING LOSSES

PORTLAND, OR, July 2, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) announced today that the Company’s Board of Directors (the “Board”) has adopted a stockholder rights plan in an effort to protect its net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code.

As of May 31, 2018, Schmitt had federal and state NOLs of approximately $4.2 million and $4.7 million, respectively, which could be used in certain circumstances to offset Schmitt’s future taxable income or otherwise payable taxes and therefore reduce its federal and state income tax liabilities. Schmitt’s plan is similar to plans adopted by numerous other public companies with NOLs.

Schmitt’s ability to use NOLs would be limited in the event of an “ownership change” under Section 382 of the Internal Revenue Code and related U.S. Treasury regulations. In general, an ownership change would occur if Schmitt’s stockholders who own, or are deemed to own, 5% or more of Schmitt’s common stock, increase their collective ownership in Schmitt by more than 50% over a rolling three-year period. The stockholder rights plan is intended to reduce the likelihood of an unintended ownership change occurring through the buying of Schmitt common stock and is not meant to be an anti-takeover measure.

As part of the plan, on July 1, 2019, Schmitt’s Board declared a dividend of one preferred-share-purchase-right for each share of Schmitt common stock outstanding as of July 19, 2019. Effective as of July 1, 2019, if any person or group acquires 4.9% or more of the outstanding shares of Schmitt common stock, or if a person or group that already owns 4.9% or more of Schmitt common stock acquires additional shares representing 0.5% or more of the outstanding shares of Schmitt common stock, then, subject to certain exceptions, it would be a triggering event under the plan. The rights would then separate from the Schmitt common stock and would be adjusted to become exercisable to purchase shares of Schmitt common stock having a market value equal to twice the exercise price, resulting in significant dilution in the ownership interest of the acquiring person or group.

Schmitt’s Board has the discretion to exempt any acquisition of Schmitt common stock from the provisions of the plan if it determines that doing so would not jeopardize or endanger Schmitt’s use of its tax assets. Schmitt’s Board also has the ability to terminate the plan prior to a triggering event, including but not limited to in connection with a transaction, if it determines that doing so would be in the best interests of Schmitt’s stockholders.

The rights issued under the plan will expire on July 1, 2022. The rights may also expire on an earlier date if certain events occur, as described more fully in the Section 382 Rights Agreement that Schmitt will file with the Securities and Exchange Commission.

The issuance of the rights is not a taxable event and will not affect Schmitt’s reported financial conditions or results of operations. Schmitt’s stockholders do not have to take any action to receive their rights under the plan, and no separate rights certificates will be distributed until after the rights become exercisable.

The foregoing description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the rights agreement filed as an exhibit to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Schmitt Industries

Schmitt Industries, Inc. (“Schmitt” or the “Company”) designs, manufactures and sells high precision test and measurement products, solutions and services through our SBS®, Acuity® and Xact® product lines, which are reported in two business segments. In the Balancer segment, our SBS product line provides computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry. In the Measurement segment, our Acuity line provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws, including the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbors created by such laws. Forward-looking statements contained in this press release may relate to, but are not limited to, statements regarding our future taxable income, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code and whether the tax benefits preservation plan will reduce the likelihood of such an unintended ownership change from occurring. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Information on factors that may impact these forward-looking statements can be found in Schmitt’s SEC filings, including, but not limited to, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws.

For more information contact: Michael Zapata, Executive Chairman and President (503) 227-7908 or visit www.schmitt-ind.com.

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